Exhibit 99.1

	Contact:	Michael Umana Chief Financial Officer (781) 251-4712
\FOR IMMEDIATE RELEASE\
John Swanson Swanson Communications, Inc. (516) 671-8582

LOJACK CORP. REPORTS FIRST QUARTER 2008 RESULTS

Westwood, MA. April 30– LoJack Corporation (NASDAQ GS: “LOJN”) reported today that revenue for the first quarter ended March 31, 2008 declined 15% to $46.1 million, from $54.1 million in the same period a year ago.

Net income was $1.0 million for the first quarter, compared to $6.1 million for the same period a year ago, and earnings per fully diluted share were $0.05, compared to $0.32 in the same quarter a year ago.

In announcing the results, Richard T. Riley, Chairman and Chief Executive Officer said, “As we reviewed on April 2, our financial performance in the first quarter was directly affected by the continued domestic economic challenges, which have severely impacted the automotive industry, and by the timing of orders from our international licensees. Both revenue and earnings per fully diluted share for the quarter were consistent with our updated guidance of early April.”

Gross margin dollars for the first quarter declined 20% to $23.8 million, compared to $29.7 million for the same quarter last year, while gross margin as a percentage of revenue was 52%, compared to 55% for the same period in 2007.

Mr. Riley said, “The refinements we made to our domestic business model, making it more flexible than in the past, enabled us to partially mitigate the effects of the decline in domestic auto sales on our financial performance. Our revenue and gross margin performance for the quarter reflects approximately $1.0 million decline in Absolute Software warrant revenue from the first quarter of 2007, primarily as a result of a decrease in Absolute’s share price since the end of 2007. Year over year, the decline in Absolute Software warrant revenue contributed over 100 basis points to the decline in our gross margin as a percentage of revenue.”

Domestic revenue in the first quarter declined 19% to $31.0 million from $38.3 million in the prior year, due to a 19% decline in unit volume. Domestic gross margin dollars for the quarter declined 24% over the prior year, while gross margin as a percentage of revenue was 52% compared to 55% for the first quarter of 2007.

Mr. Riley continued, “While all of our major geographic regions were impacted by the decline in domestic auto sales, unit volume declines were most acute in our western region. The automotive market in southern California continues to struggle. Since we are highly penetrated in southern California, our domestic auto unit volume declined at a pace that was disproportionately high, relative to the national trend of declining auto sales for the quarter. It is important to note that we believe our challenges are related to the fundamental issues in the domestic automotive industry. Our customer relationships remain strong and we have not experienced significant incursion by competitors. We continue to expect a decline in domestic auto sales for the year and, as a result, believe that our domestic unit sales volume will continue to be negatively impacted throughout the remainder of 2008.”

International revenue in the first quarter declined 8% to $10.3 million, from $11.2 million in the prior year, reflecting a 10% decline in unit volume. International gross margin dollars declined 8% compared to the same period a year ago, while gross margin as a percentage of revenue was 54%, consistent with the first quarter of last year.

“Our international performance in the first quarter reflects the varying rate of orders from our international licensees. We continue to expect a solid double-digit increase in unit volume from our international business for the year with modest unit growth in the first half of the year and stronger unit growth during the second half of the year. We believe this growth will partially offset the impact resulting from the domestic economic challenges during this year,” Mr. Riley said.

Boomerang Tracking had revenue of $4.9 million compared to $4.5 million for the same period of the prior year, primarily as a result of currency exchange rates.  Boomerang gross margin dollars declined 5%, compared to the first quarter of 2007, and gross margin as a percentage of revenue was 46%, compared to 53% in the first quarter of 2007.

Mr. Riley said, “Boomerang continues to focus on the transition from analog to digital technology, which involves managing customer retention and continuing to roll out our more effective, but expensive next generation Boomerang technology.

“We will continue to diversify our business as part of our strategic plans for long term growth. The challenges in the domestic auto market further illustrate the need to enter new vertical markets, expand international operations and develop new products with global application.

“For 2008, we continue to expect revenue to be between $213 million and $218 million for the year, net income to be between $13 million and $15 million, earnings per fully diluted share to be between $0.75 and $0.85, and gross margin as a percentage of revenue to be approximately 55% for the year. Based on the domestic challenges we expect in the second quarter, we anticipate our full year results may be on the lower end of these ranges.

“These anticipated results reflect spending reductions related to reduced domestic volume expectations and our ongoing efforts to manage discretionary spending to partially mitigate domestic economic challenges. We will, however, continue to make investments in strategic programs to diversify the business and insure our long term growth.”

In February of 2008, the LoJack Board of Directors authorized the repurchase of 1,000,000 shares under 10b5-1 trading plans. The Board also authorized additional stock repurchases up to 2,000,000, for a total repurchase authority of 3,000,000 shares. During the first quarter of 2008, the company repurchased approximately 485,000 shares at an average price of approximately $13 per share.  As of March 31, 2008 the company had outstanding repurchase authorities of 703,000 shares under 10b5-1 trading plans and approximately 1,812,000 available for other repurchases.

About LoJack

LoJack Corporation, the company that invented the stolen vehicle recovery market, leverages its superior technology, direct connection with law enforcement and proven processes to be the global leader in tracking and recovering valuable mobile assets.  The company’s Stolen Vehicle Recovery System delivers a 90 percent success rate in tracking and recovering stolen cars and trucks and has helped recover more than $4 billion in stolen LoJack-equipped global assets.  The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles.  Today, LoJack operates in 26 states and the District of Columbia, and in more than 30 countries throughout Europe, Africa, North America, South America and Asia.

To access the webcast of the company’s conference call to be held at 9:00 AM ET, Wednesday, April 30, 2008, log onto www.lojack.com (click “About Us,” “Investor Relations,” and then click “Earnings Conference Call Webcast” under “Investor Resources” or visit http://www.videonewswire.com/event.asp?id=48045). An archive of the webcast will be available through www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

LoJack Corporation and Subsidiaries
Condensed Income Statement Data

(in millions, except share and per share amounts)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Revenue	$46.1	$54.1

Cost of goods sold	22.3	24.4
Gross margin	23.8	29.7

Costs and expenses:
Product development	1.8	1.5
Sales & marketing	11.1	10.3
General and administrative	8.2	7.5
Depreciation and amortization	1.7	1.8
Total	22.8	21.1

Operating income	1.0	8.6

Other income (expense):
Interest income	0.6	0.5
Interest expense	(0.3)	(0.2)
Other	0.1	0.2
Total	0.4	0.5

Income before provision for income taxes	1.4	9.1
Provision of income taxes	0.4	3.0
Net income	$1.0	$6.1

Diluted earnings per share	$0.05	$0.32
Weighted average diluted common
shares outstanding	18,380,911	19,105,487

LoJack Corporation
Condensed Balance Sheets
(in millions)

	March 31, 2008	December 31, 2007
	(unaudited)	(audited)
Assets
Current Assets:
Cash and equivalents	$60.8	$56.6
Short-term investments	6.6	14.7
Accounts receivable, net	37.1	40.0
Inventories	16.7	14.8
Prepaid expenses and other	4.1	3.6
Deferred income taxes	6.0	5.5
Total current assets	131.3	135.2

Property and equipment, net	22.5	23.4
Deferred income taxes	9.0	8.5
Intangible assets, net	2.8	3.1
Goodwill	52.8	55.0
Other assets	19.6	20.6
Total	$238.0	$245.8

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1.3	$-
Accounts payable	7.8	7.6
Accrued and other liabilities	8.6	7.3
Current portion of deferred revenue	24.1	25.3
Accrued compensation	4.5	7.3
Total current liabilities	46.3	47.5

Long term debt	25.4	26.5
Deferred revenue	38.3	37.6
Deferred income taxes	1.0	1.1
Other accrued liabilities	2.1	2.1
Accrued compensation	2.5	2.7
Total liabilities	115.6	117.5

Commitments & Contingent Liabilities	--	--

Stockholders’ equity:
Common stock	0.2	0.2
Additional paid in capital	20.0	25.7
Accumulated & other comp. inc.	8.0	9.2
Retained earnings	94.2	93.2
Total stockholders’ equity	122.4	128.3
Total	$238.0	$245.8

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About Us ”, then, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516-671-8582)